UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2018

VISTRA ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 27, 2018, the Board of Directors (the “Board”) of Vistra Energy Corp. (the “Company”), based upon the recommendation of the Nominating and Governance Committee of the Board, elected Bruce Zimmerman to the Board, effective immediately. Mr. Zimmerman will fill the vacancy created by Jennifer Box’s resignation from the Board on April 24, 2018. Mr. Zimmerman will serve as a Class III director of the Board until the expiration of his term on the date of the Company’s annual meeting of stockholders anticipated to be held in May 2019.

The Board has determined that Mr. Zimmerman satisfies the definition of “independent director” under the listing standards of the New York Stock Exchange and the categorical independence standards contained in the Company’s Corporate Governance Guidelines.

Prior to her resignation, Ms. Box served on the Board as a director designee of Oaktree Capital Management, L.P. (“Oaktree”) pursuant to that certain Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of October 3, 2016, by and among TCEH Corp. (as predecessor to the Company), Oaktree and the other stockholders party thereto (collectively, the “Oaktree Stockholder”). In connection with Ms. Box’s resignation, the Oaktree Stockholder and the Company terminated the Stockholders’ Agreement (the “Termination Agreement”) such that the Oaktree Stockholder is no longer afforded any of the rights and remedies provided in the Stockholders’ Agreement, including, without limitation, any and all rights that the Oaktree Stockholder had under the Stockholders’ Agreement to nominate or designate a director to the Board. In connection with the Termination Agreement, the Company agreed that it would consider Oaktree’s recommendation for a replacement for Ms. Box’s vacant board seat to serve out the remainder of her term. Oaktree recommended Mr. Zimmerman to fill Ms. Box’s vacant board seat.

Mr. Zimmerman has been a member of the Oaktree Specialty Lending Corporation and Oaktree Strategic Income Corporation Boards since October 2017. Mr. Zimmerman was the Chief Executive Officer and Chief Investment Officer of the University of Texas Investment Management Company (“UTIMCO”) from 2007 until 2016. UTIMCO is the second largest investor of discretionary university assets worldwide. Before joining UTIMCO, Mr. Zimmerman was Chief Investment Officer and Global Head of Pension Investments at Citigroup. Mr. Zimmerman also served as Chief Financial Officer and Chief Administrative Officer of Citigroup Alternate Investments, which invests proprietary and client capital across a range of hedge fund, private equity, real estate and structured credit vehicles. Prior to his work at Citigroup, Mr. Zimmerman spent thirteen years at Texas Commerce Bank/JP Morgan Chase in a variety of capacities including Merger & Acquisition Investment Banking, Internet and ATM Retail Management, Consumer Marketing and Financial Planning, Strategy and Corporate Department.

Other than as described above, there are no arrangements or understandings between Mr. Zimmerman and any other person pursuant to which Mr. Zimmerman was selected as a director of the Company. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Zimmerman and the Company. In connection with Mr. Zimmerman’s service as a non-employee director of the Board, he will receive a prorated portion of the (i) grant of restricted stock units with a grant date fair value of $150,000 based on the public trading price of the Company’s common stock on the New York Stock Exchange on the trading date immediately preceding the date of grant and (ii) annual cash retainer of $100,000. In addition to this compensation, Mr. Zimmerman will enter into the Company’s standard form of indemnification agreement with directors, a copy of which is filed as Exhibit 10.26 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-215288), filed with the Securities and Exchange Commission on April 5, 2017, and which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Energy Corp.

Dated: June 29, 2018	/s/ Stephanie Zapata Moore
	Name:	Stephanie Zapata Moore
	Title:	Executive Vice President and General Counsel